          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES


                              EXCHANGE ACT OF 1934


FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:

[ ] Preliminary Proxy Statement


[X] Definitive Proxy Statement

[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))


                      WEST COAST ENTERTAINMENT CORPORATION

                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                      WEST COAST ENTERTAINMENT CORPORATION
                          ONE SUMMIT SQUARE, SUITE 200
                         ROUTE 413 & DOUBLE WOODS ROAD
                         LANGHORNE, PENNSYLVANIA 19047


                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS



                            TO BE HELD JULY 1, 1998



     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of West Coast Entertainment Corporation (the "Company") will be held on Wednesday, July 1, 1998 at 11:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 (the "Meeting") to consider and act upon the following matters:


          1. To elect five directors to serve until the 1999 Annual Meeting of Stockholders.

          2. To approve an amendment to the Company's Certificate of Incorporation to effect a reverse split of the Company's Common Stock, $.01 par value per share (the "Common Stock"), pursuant to which each four shares of Common Stock then outstanding will be converted into one share.


          3. To ratify the selection by the Board of Directors of Price Waterhouse LLP as the Company's independent auditors for the current fiscal year.



          4. To transact such other business as may properly come before the Meeting and any adjournment thereof.



     Stockholders of record at the close of business on May 11, 1998 will be entitled to notice of and to vote at the Meeting and any adjournment thereof. A list of persons entitled to vote at the Meeting will be available for examination by any stockholder of the Company for any purpose germane to the Meeting during normal business hours for ten days prior to the Meeting at the offices of the Company, One Summit Square, Suite 200, Route 413 & Double Woods Road, Langhorne, Pennsylvania 19047.



     A copy of the Company's Annual Report to Stockholders for the year ended January 31, 1998 accompanies this Notice of Meeting and the enclosed Proxy Statement.


                                            By Order of the Board of Directors,

                                            M. TRENT STANDLEY
                                            Secretary


June 1, 1998


Langhorne, Pennsylvania



     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                      WEST COAST ENTERTAINMENT CORPORATION
                          ONE SUMMIT SQUARE, SUITE 200
                         ROUTE 413 & DOUBLE WOODS ROAD
                         LANGHORNE, PENNSYLVANIA 19047


                  FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS


                            TO BE HELD JULY 1, 1998


                                PROXY STATEMENT

GENERAL INFORMATION


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of West Coast Entertainment Corporation (the "Company") for use at the 1998 Annual Meeting of Stockholders to be held on Wednesday, July 1, 1998, at 11:00 a.m., local time, at Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and at any adjournment thereof (the "Meeting").



     All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Meeting. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the stockholder affirmatively revokes the proxy.



QUORUM REQUIREMENT



     At the close of business on May 11, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 13,933,662 shares of Common Stock of the Company, $.01 par value per share ("Common Stock"), constituting all of the outstanding voting stock of the Company. Holders of Common Stock are entitled to one vote per share.



     The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock represented in person or represented by proxy (including shares which abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Meeting.


VOTES REQUIRED


     The affirmative vote of the holders of a plurality of the shares of Common Stock present and voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote is required for the approval of the amendment to the Company's Certificate of Incorporation. The affirmative vote of the holders of a majority of the shares of Common Stock present and voting on the matter is required for the ratification of the selection by the Board of Directors of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending January 31, 1999.



     Shares which abstain from voting on the amendment to the Company's Certificate of Incorporation, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to such matter are nonetheless considered outstanding shares and will have the same effect as a vote against the amendment to the Company's Certificate of Incorporation. Shares which abstain from voting as to all other matters, and shares held in "street name" by a broker or nominee who indicates on a proxy that it does not have discretionary authority to vote as to all other matters, will not be voted in favor of such matters, and also will not be counted as shares voting on such matters. Accordingly, abstentions and "broker non-votes" will have no effect on the election of directors or the ratification of the selection by the Board of Directors of independent auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



     The following table sets forth the beneficial ownership of the Company's Common Stock as of February 28, 1998 by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each current director of the Company, (iii) the Chief Executive Officer and the other executive officers listed in the Summary Compensation Table on page 5 and (iv) all current directors and executive officers as a group:



                                                           SHARES BENEFICIALLY
                                                                OWNED(1)
                    NAME AND ADDRESS OF                    -------------------
                      BENEFICIAL OWNER                      NUMBER     PERCENT
                    -------------------                    ---------   -------
5% STOCKHOLDERS:
  Ralph W. Standley III(2)(3)(4).........................  1,345,765     9.7%
  Ralph W. Standley III Irrevocable Trust(2)(4)..........    342,819     2.5
  T. Kyle Standley(2)(4)(5)..............................  1,431,388    10.3
  Marsh & McLennan Companies, Inc.(6)....................    985,900     7.1

OTHER EXECUTIVE OFFICERS:
  Richard G. Kelly(2)....................................         --      --
  Jerry L. Misterman(2)..................................         --      --
  Donald Weiss(2)........................................     33,737      *

OTHER DIRECTORS:
  M. Trent Standley(2)(4)(5).............................    683,369     4.9
  C. Stewart Forbes(7)...................................      3,000      *
  c/o Colliers International
  84 State Street, 5th Floor
  Boston, MA 02109

  Wesley F. Hoag(8)......................................      2,000      *
  c/o R. Meeder & Associates
  6000 Memorial Drive
  Columbus, OH 43215
  All directors and executive officers as a group
     (8 persons)(9)......................................  3,842,078    27.6


---------------
  * Less than 1%.

(1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise indicated. In accordance with the rules of the Securities and Exchange Commission, each stockholder is deemed to beneficially own any shares subject to stock options or warrants which are currently exercisable or which become exercisable, or convertible securities which are currently exercisable or which become exercisable, within 60 days after February 28, 1998, and any reference in these footnotes to shares subject to stock options held by the person or entity in question refers to stock options which are currently exercisable or which become exercisable within 60 days after February 28, 1998. The inclusion herein of shares listed as beneficially owned does not constitute an admission of beneficial ownership.


(2) The business address of each of these persons is c/o West Coast Entertainment Corporation, One Summit Square, Suite 200, Route 413 and Double Woods Road, Langhorne, Pennsylvania 19047.



(3) Includes 1,281,461 shares held by a revocable trust over which this stockholder has sole voting and dispositive power; also includes 64,304 shares owned by this stockholder's wife as to which this stockholder disclaims beneficial ownership.



(4) Voting and dispositive power over 342,819 shares owned by this trust is shared by T. Kyle Standley and John H. Chory, Esq., as co-trustees. The beneficiaries of the trust are Ralph W. Standley III's children, who include
    T. Kyle Standley and M. Trent Standley. The number of shares in the column next to the names of each of Ralph W. Standley III, T. Kyle Standley and M. Trent Standley excludes these shares.



(5) All shares owned by this individual are pledged to a bank as loan collateral.

(6) Includes 985,900 shares beneficially owned by Putnam Investments, Inc., which is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. The shares beneficially held by Putnam Investments, Inc. include shares held by two registered investment advisers which Putnam Investments, Inc. wholly owns, Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc.



(7) Includes 1,000 shares of Common Stock issuable to Mr. Forbes within 60 days of February 28, 1998 upon exercise of stock options.



(8) Includes 1,000 shares of Common Stock issuable to Mr. Hoag within 60 days of February 28, 1998 upon exercise of stock options.



(9) Includes 1,626,280 shares of Common Stock held by entities affiliated with certain directors and executive officers as described in notes 3 and 4 above and 2,000 shares of Common Stock issuable to all directors and executive officers as a group within 60 days of February 28, 1998 upon exercise of stock options.


                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS


     There are currently five members of the Board of Directors of the Company, each of whose terms expire at the 1998 Annual Meeting, subject to the election and qualification of their successors or to their earlier death, resignation or removal.



     The persons named in the enclosed proxy will vote to elect Ralph W. Standley III, T. Kyle Standley, M. Trent Standley, Wesley F. Hoag and C. Stewart Forbes as directors to serve until the 1999 Annual Meeting of Stockholders, unless authority to vote for the election of the nominee is withheld by marking the proxy to that effect. Each of the nominees is currently serving as a director of the Company. Each nominee has indicated his willingness to serve, if elected, but if he should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE IN FAVOR OF ALL NOMINEES FOR ELECTION AS DIRECTORS OF THE COMPANY.


     Set forth below are the names and certain information with respect to each nominee for election as a director of the Company.


     Ralph W. Standley III, age 59, has served as the Chairman of the Board of Directors of the Company and its principal predecessors since 1992. He also served as President of two such predecessors, Nostalgia Ventures, Inc. ("NVI") and Videosmith (DE) Incorporated ("VDI"), and as Secretary of two other predecessors, Giant Video Corporation ("GVC") and G.V. Management Corp. ("GVMC"), from the date of their inception or acquisition by the Company through July 1995. Ralph W. Standley III is the father of T. Kyle Standley and M. Trent Standley.


     T. Kyle Standley, age 34, has served as the President and Chief Executive Officer and a Director of the Company and its predecessors since its inception in February 1995. Previously, he served as an executive officer of two of the Company's predecessors, GVC and GVMC, commencing in 1991. Mr. Standley was director of research at Colliers International Property Consultants from 1989 to 1991, and prior thereto was a financial analyst at Paine Webber Incorporated.

     M. Trent Standley, age 33, has served as a Vice President, Secretary and a Director of the Company since May 1995. He also served as President of one of the Company's predecessors, GVI, from 1989 to 1995, as Vice President of two other predecessors, VDI, from 1994 to 1995, and GVMC, from 1992 to 1995, and as Secretary of a fourth predecessor, NVI, from 1993 to 1995.

     C. Stewart Forbes, age 57, a Director of the Company since May 1996, has served as President of Colliers International Property Consultants since 1979.

     Wesley F. Hoag, age 41, a Director of the Company since May 1996, has served as General Counsel and Chief Operating Officer of R. Meeder & Associates, Inc., a registered investment adviser ("Meeder"), since

July 1993, and since April 1994 has served as Vice President of The Flex-funds and The Flex-Partners, investment companies managed and sponsored by Meeder. From 1984 to 1993, Mr. Hoag was an attorney at the law firm of Porter, Wright, Morris & Arthur.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee of the Board of Directors, which is responsible for reviewing the Company's financial statements, accounting procedures and the scope and results of the annual audit of the Company's financial statements. The Audit Committee met once and held several teleconference discussions during 1997. The current members of the Audit Committee are Messrs. Forbes, Hoag, and Ralph Standley.

     The Company has a standing Compensation Committee of the Board of Directors, which is responsible for reviewing compensation issues and making decisions concerning the compensation (including stock option grants) of the Company's executive officers. The Compensation Committee met two times and held several teleconference discussions during 1997. The current members of the Compensation Committee are Messrs. Forbes and Hoag.


     The Company has a standing Acquisitions Committee of the Board of Directors, which is responsible for reviewing potential acquisition targets and authorizing the execution and performance by the Company of acquisition agreements that (i) are consistent with the Company's current financing arrangements, (ii) do not exceed an aggregate purchase price of $20 million and
(iii) relate to target companies located in the United States and engaged in the retail video or electronic game business. The Acquisitions Committee met once during 1997. The current members of the Acquisitions Committee are Messrs. Hoag, Ralph Standley and Kyle Standley.



     The Board of Directors met four times during 1997 and took several actions by written consent. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he then served.


COMPENSATION OF DIRECTORS

     Non-employee directors receive an annual stipend of $10,000 and all directors are reimbursed for expenses incurred in connection with attendance at Board of Directors and committee meetings.


     Under the Company's 1995 Director Stock Option Plan, as amended to date (the "Director Option Plan"), each non-employee director is eligible to receive options for such number of shares of Common Stock and at such times as the Board of Directors may determine, which options have an exercise price equal to the fair market value of the Common Stock on the date of grant. All options granted under the Director Option Plan vest over a three-year period, provided the optionholder continues to serve as a director of the Company, and expire ten years from the date of grant. The Director Option Plan was adopted by the Board of Directors and approved by the stockholders of the Company in July 1995, and was amended by the Board of Directors in October 1996. The total number of shares of Common Stock that may be issued under the Director Option Plan is 50,000. Messrs. Forbes and Hoag have each been granted an option under the Director Option Plan to purchase 3,000 shares of Common Stock at an exercise price of $13.00 per share.

EXECUTIVE COMPENSATION


     The following Summary Compensation Table sets forth certain information concerning the compensation of the Company's Chief Executive Officer and its four other most highly compensated executive officers whose salaries and bonuses exceeded $100,000 for services rendered during the fiscal years ended January 31, 1996, 1997 and 1998 (the "Named Executive Officers").



                           SUMMARY COMPENSATION TABLE



                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                                                                               AWARDS(2)
                                                            ANNUAL COMPENSATION            -----------------
                                                    ------------------------------------   NUMBER OF SHARES
                NAME AND                   FISCAL                         OTHER ANNUAL     UNDERLYING STOCK
           PRINCIPAL POSITION               YEAR     SALARY     BONUS    COMPENSATION(1)        OPTIONS
           ------------------              ------   --------   -------   ---------------   -----------------
T. Kyle Standley.........................  1998     $230,000        --       $ 26,952(3)             --
  President and Chief                      1997     $126,507        --             --                --
  Executive Officer                        1996     $ 43,795   $30,000             --                --
Richard G. Kelly(4)......................  1998     $200,000        --             --                --
  Chief Financial                          1997     $126,923        --             --                --
  Officer                                  1996           --
Ralph W. Standley III....................  1998     $150,000        --             --                --
  Chairman of the                          1997     $107,308        --             --                --
  Board of Directors                       1996     $117,923   $34,000             --                --
Jerry L. Misterman.......................  1998     $150,000        --             --                --
  Chief Accounting                         1997     $151,154        --             --                --
  Officer                                  1996     $118,750        --             --                --
Donald Weiss.............................  1998     $150,000        --             --                --
  Executive Vice                           1997     $129,944        --             --                --
  President                                1996     $120,000        --             --                --


---------------

(1) Other compensation in the form of perquisites and other personal benefits has been omitted for certain of the Named Executive Officers, in accordance with the rules of the Securities and Exchange Commission, as the aggregate amount of such perquisites and other personal benefits for such officers constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for each executive officer in each fiscal year covered.

(2) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts to these individuals during any fiscal year covered.


(3) Constitutes lease payments and insurance payments on two motor vehicles totalling $26,952.



(4) This executive officer joined the Company in July 1996.



OPTION GRANTS


     No options to purchase Common Stock of the Company were granted to any of the Named Executive Officers during the fiscal year ended January 31, 1998.


OPTION EXERCISES AND HOLDINGS



     None of the Named Executive Officers held any options to purchase Common Stock of the Company as of January 31, 1998.


CERTAIN TRANSACTIONS

     The Company has granted certain stock options to Messrs. Forbes and Hoag under the Director Option Plan. See "Management -- Director Compensation."

     Ralph W. Standley III, the Chairman of the Board of Directors of the Company, is indebted to the Company under a promissory note between the Company and Mr. Standley, pursuant to which the Company loaned Mr. Standley $126,103, at an interest rate of 10% per annum. The promissory note is payable on demand. As of May 1, 1998, the aggregate amount (including interest) of the loan outstanding was $139,997.

     T. Kyle Standley, the President and Chief Executive Officer of the Company, is indebted to the Company under a promissory note between the Company and Mr. Standley, pursuant to which the Company loaned Mr. Standley $169,499, at an interest rate of 10% per annum. The promissory note is payable on demand. As of May 1, 1998, the aggregate amount (including interest) of the loan outstanding was $185,243.

     The Company has adopted a policy requiring all future transactions between the Company and its officers, directors and affiliates to be on terms no less favorable to the Company than could be obtained from unrelated third parties and to be approved by a majority of the disinterested members of the Company's Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The members of the Compensation Committee during the fiscal year ended January 31, 1998 were Wesley F. Hoag and C. Stewart Forbes.



     None of the Company's executive officers serves as a director or member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of such a committee, the entire board of directors) of any other entity, any of whose executive officers serves as a director of the Company or as a member of its Compensation Committee.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee reviews the compensation levels of the Company's executive officers, makes recommendations to the Board of Directors regarding compensation, and has authority to grant options under the Company's 1995 Equity Incentive Plan.

     The Company's compensation program seeks to achieve the following objectives:

     - To attract and retain key executives who are important to the long-term growth and success of the Company.

     - To give appropriate incentives based on both individual performance and the performance of the Company as a whole.

     - To promote identity of interest between the Company's stockholders and its senior management.

     - To reward officers for their contributions to growing the number of video stores (through acquisitions and new store construction) and increasing the average annual revenue per store.


     The Company's executive compensation program consists primarily of base salaries, supplemented by equity incentives and bonuses under appropriate circumstances. Base salaries are determined in a manner intended to be comparable to the salaries that are paid to persons performing similar functions for companies of comparable size in comparable industries, although a number of subjective factors also influence salary decisions, including the Company's judgment with respect to a given individual's particular skills, experience and knowledge of the Company's industry. In addition, the compensation of executives who joined the Company upon the Company's acquisition of their former employers reflects the level at which they were compensated by such former employers. The Company typically reviews executive base salaries on an annual basis. Equity incentives represent the principal performance-based component of the Company's compensation program. The Company granted no options to executive officers in the fiscal year ended January 31, 1998; options grants were not believed to be necessary or appropriate in part due to such executive officers' significant stock holdings in the Company. The Company did not pay any bonuses relating to the fiscal year ended January 31, 1998.

     Compensation of the Chief Executive Officer. T. Kyle Standley's annual base salary remained unchanged at $230,000 during the fiscal year ended January 31, 1998. In March 1998, the Compensation Committee voted to increase Mr. Standley's annual base salary to $330,000. The Compensation Committee believed that this level of compensation is appropriate given the rapid growth of the Company and Mr. Standley's contributions to that growth, as well as the current size of the Company. The Compensation Committee believes that Mr. Standley's level of compensation is near the middle of the range of compensation to chief executives for companies of similar size within the industry.

                                            Compensation Committee

                                            Wesley F. Hoag
                                            C. Stewart Forbes

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and regulations of the Securities and Exchange Commission ("SEC") thereunder require the Company's executive officers and directors, and persons who own more than ten percent of the Company's outstanding Common Stock, to file reports of initial ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no other reports were required for such persons, the Company believes that, during or with respect to the fiscal year ended January 31, 1998, all of its executive officers, directors and ten-percent stockholders complied with their Section 16(a) filing obligations.

STOCK PERFORMANCE GRAPH


     The following graph compares the cumulative total stockholder return on the Common Stock of the Company between May 14, 1996 (the date the Company's Common Stock commenced public trading) and January 31, 1998 with the cumulative total return of (i) the Nasdaq Stock Market (US) and (ii) an index compiled for the Company (the "Video Retailers Group") over the same period. The Video Retailers Group is comprised of Hollywood Entertainment Corp., Movie Gallery Inc., Moovies, Inc. and Video Update, Inc., other comparable publicly-traded companies whose primary line of business is the retail rental and sale of movies on videocassette. This graph assumes the investment of $100 on May 14, 1996 in the Company's Common Stock, the Nasdaq Stock Market and the Video Retailers Group, and assumes that dividends, if any, are reinvested.


                           [STOCK PERFORMANCE GRAPH]

                                       West Coast                      Video
               Measurement Period    Entertainment    Nasdaq Stock   Retailers
             (Fiscal Year Covered)    Corporation     Market (US)      Group
                     5/14/96            $100             $100          $100
                     1/31/97              64              112            87
                     1/31/98              14              132            40

                                  PROPOSAL 2:

                   APPROVAL OF AN AMENDMENT TO THE COMPANY'S
                     CERTIFICATE OF INCORPORATION TO EFFECT
                       A ONE-FOR-FOUR REVERSE STOCK SPLIT

     The Board of Directors has adopted a resolution declaring the advisability of, and submitting to the stockholders for approval, a proposal to amend the Company's Certificate of Incorporation (the "Proposed Amendment") to effect a reverse split of the Company's Common Stock, pursuant to which each four shares of Common Stock will be automatically converted into one share without any action on the part of the stockholder (the "Reverse Split"). The text of the Proposed Amendment is set forth in Exhibit A to this Proxy Statement.


     Consummation of the Reverse Split will not change the number of shares of Common Stock authorized by the Company's Certificate of Incorporation, which will remain at 25,000,000 shares. The Reverse Split will become effective as of 5:00 p.m., Boston time, on the date that the Certificate of Amendment to the Company's Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the "Effective Date"). If for any reason the Board of Directors deems it advisable, the Proposed Amendment may be abandoned at any time before the Effective Date, whether before or after the Meeting (even if such proposal has been approved by the stockholders).

     In lieu of issuing less than one whole share resulting from the Reverse Split to holders of an odd number of shares, the Company will determine the fair value of each outstanding share of Common Stock held on the Effective Date of the Reverse Split (the "Fractional Share Purchase Price"). The Company currently anticipates that the Fractional Share Purchase Price will be based on the average daily closing bid price per share of the Common Stock as reported by the primary trading market for the Company's Common Stock for the ten (10) trading days immediately preceding the Effective Date. In the event the Company determines that unusual trading activity would cause such amount to be an inappropriate measure of the fair value of the Common Stock, the Company may base the Fractional Share Purchase Price on the fair market value of the Common Stock as reasonably determined in good faith by the Board of Directors of the Company. Stockholders who hold an odd number of shares on the Effective Date will be entitled to receive, in lieu of the less than one whole share arising as a result of the Reverse Split, cash in the amount of the relevant portion of the Fractional Share Purchase Price.

     As soon as practical after the Effective Date, the Company will mail a letter of transmittal to each holder of record of a stock certificate or certificates which represent issued Common Stock outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of such certificate or certificates to the Company's designated exchange agent in exchange for certificates representing the number of whole shares of Common Stock (plus the relevant portion of the Fractional Share Purchase Price, if any) into which the shares of Common Stock have been converted as a result of the Reverse Split. No cash payment will be made or new certificate issued to a stockholder until he has surrendered his outstanding certificates together with the letter of transmittal to the Company's exchange agent. See "-- Exchange of Stock Certificates."

     THE BOARD OF DIRECTORS BELIEVES THE ADOPTION OF THE PROPOSED AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT.

PURPOSE OF THE REVERSE SPLIT


     The Company's shares of Common Stock have been listed, and have traded, on the Nasdaq National Market ("Nasdaq NM") since May 14, 1996 when the Company completed its initial public offering. The rules of the Nasdaq NM require that as a condition of the continued listing of a company's securities on the Nasdaq NM, a company must satisfy one of two alternative maintenance standards, which generally require that a company meet certain minimum requirements relating to its financial condition, results of operations and trading market for its listed securities. The Company no longer meets one of the requirements for continued listing on the Nasdaq NM under Maintenance Standard 1 because its net tangible assets are less than $4,000,000. The Company also no longer meets one of the requirements for continued listing under Maintenance Standard 2 because the minimum bid price of the Company's shares of Common Stock does not equal or exceed $5.00. The closing price of the Company's Common Stock on May 28, 1998 was $1.625 per share.


     The Company believes that if the Reverse Split is approved by the stockholders at the Meeting, and the Reverse Split is effectuated, the Company's shares of Common Stock will have a minimum bid price in excess of $5.00 per share, and therefore will satisfy Maintenance Standard 2. The Company believes that it satisfies all other requirements under Maintenance Standard 2. These other requirements consist of maintaining (i) a market capitalization of at least $50 million (or total assets and total revenue of at least $50 million),
(ii) a public float of at least 1.1 million shares, (iii) a market value of the public float of at least $15 million, (iv) at least 400 shareholders (round lot holders), (v) at least four market makers and (vi) compliance with certain corporate governance requirements.

     If the Reverse Split is not approved by the stockholders at the Meeting, then it is likely the Company will not meet Nasdaq NM continued listing criteria. In such event, the Company intends to make application for listing on the Nasdaq Smallcap Market. If not approved for listing on the Nasdaq Smallcap Market, quotes for the shares of Common Stock will likely be maintained by the National Quotation Bureau, Inc. or the NASD Electronic Bulletin Board. The delisting of the Company's Common Stock from the Nasdaq NM could adversely affect the liquidity of the Company's Common Stock and the ability of the Company to raise capital. In addition, the Board of Directors further believes that low trading prices of the Company's Common Stock may have an adverse impact upon the efficient operation of the trading market in the securities.


     Stockholders should note that the effect of the Reverse Split upon the market price for the Company's Common Stock cannot be accurately predicted. In particular, there is no assurance that the price for shares of the Common Stock after the Reverse Split will be four times the price for shares of the Common Stock immediately prior to the Reverse Split. Furthermore, there can be no assurance that the proposed Reverse Split will achieve the desired results which have been outlined above, nor can there be any assurance that the Reverse Split will not adversely impact the market price of the Common Stock, or, alternatively, that any increased price per share of the Common Stock immediately after the proposed Reverse Split will be sustained for any prolonged period of time. In addition, the Reverse Split may have the effect of creating odd lots of stock for some stockholders and such odd lots may be more difficult to sell or have higher brokerage commissions associated with the sale of such odd lots.


EFFECT OF THE REVERSE SPLIT


     As a result of the Reverse Split, the number of whole shares of Common Stock held by stockholders of record as of the close of business on the Effective Date will automatically, without any action required by the stockholders, be equal to the number of shares of Common Stock held immediately prior to the close of business on the Effective Date divided by four, not including fractional shares. The Reverse Split will not affect a stockholder's percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from the payment of cash in lieu of fractional shares. The rights and privileges of the holders of shares of Common Stock will be unaffected by the Reverse Split. The par value of the Common Stock will remain at $.01 per share following the Effective Date of the Reverse Split, and the number of shares of Common Stock will be reduced. Consequently, the aggregate par value of the issued Common Stock also will be reduced. In addition, the number of authorized but unissued shares of Common Stock will be increased by the Reverse Split, the issuance of which may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of outstanding Common Stock. As the Reverse Split will increase the number of authorized but unissued shares of Common Stock, it may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company's Certificate of Incorporation or By-laws.


     Stockholders have no right under Delaware law or under the Company's Certificate of Incorporation or By-laws to dissent from the Reverse Split.

     The Common Stock is currently registered under Section 12(g) of the Exchange Act and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of the Common Stock under the Exchange Act, and the Company has no current intention of terminating its registration under the Exchange Act.

     Upon consummation of the Reverse Split, the total number of shares currently reserved for grants of stock options and all stock options previously granted would be decreased proportionally. The cash consideration payable per share upon exercise of the stock options would be increased proportionally.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the Effective Date, the Company intends to require stockholders to exchange their stock certificates ("Old Certificates") for new certificates ("New Certificates") representing the number of whole shares of Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Split (as well as cash in lieu of fractional shares resulting from the reverse split). Stockholders will be furnished with the necessary materials and instructions for the surrender and exchange of stock certificates at the appropriate time by the Company's transfer agent. Stockholders will not be required to pay a transfer or other fee in connection with the exchange of certificates. STOCKHOLDERS SHOULD NOT SUBMIT ANY CERTIFICATES TO THE TRANSFER AGENT UNTIL REQUESTED TO DO SO.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT


     The following description of the material federal income tax consequences of the Reverse Split is based upon the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices, all as in effect on the date of this Proxy Statement. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Split. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies) and does not discuss the tax consequences under the laws of any foreign, state or local jurisdictions. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.


     In general, the federal income tax consequences of the proposed Reverse Split will vary among stockholders depending upon whether they receive the Fractional Share Purchase Price or solely New Certificates in exchange for Old Certificates. The Company believes that because the Reverse Split is not part of a plan to increase periodically a stockholder's proportionate interest in the Company's assets or earnings and profits, the Reverse Split probably will have the following federal income tax effects:

          1. A stockholder who receives solely New Certificates will not recognize gain or loss on the exchange. In the aggregate, the stockholder's basis in the Common Stock represented by New Certificates will equal the holder's basis in the Common Stock represented by Old Certificates.

          2. A stockholder who receives a portion of the Fractional Share Purchase Price as a result of the Reverse Split will generally be treated as having received the payment as a distribution in redemption of the Fractional Share, as provided in Section 302(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Each affected stockholder will be required to consult such stockholder's own tax advisor for the tax effect of such redemption (i.e., exchange or dividend treatment) in light of such stockholder's particular facts and circumstances.

          3. The Reverse Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Code, and the Company will not recognize any gain or loss as a result of the Reverse Split.

                                  PROPOSAL 3:

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS


     The Board of Directors has selected the firm of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending January 31, 1999. Although stockholder approval of the Board of Directors' selection of Price Waterhouse LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Meeting, the Board of Directors may reconsider its selection. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.



     Representatives of Price Waterhouse LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.


                                 OTHER MATTERS

MATTERS TO BE CONSIDERED AT THE MEETING


     The Board of Directors does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented at the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SOLICITATION OF PROXIES

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.

STOCKHOLDER PROPOSALS


     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal office no later than February 1, 1999 for inclusion in the proxy statement for that meeting.


                                            By Order of the Board of Directors,

                                            M. TRENT STANDLEY, Secretary


June 1, 1998


     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 1998 INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO (EXCEPT EXHIBITS) TO EACH OF THE COMPANY'S STOCKHOLDERS UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY'S OFFICES, ATTENTION: INVESTOR RELATIONS. REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET FORTH A REPRESENTATION AS TO SUCH OWNERSHIP ON MAY 11, 1998.

                                                                       EXHIBIT A

     RESOLVED:  That the first paragraph of Article FOURTH of the Certificate of
                Incorporation, as amended, be and hereby is deleted in its entirety and the following paragraphs are inserted in lieu thereof:

                "FOURTH. That, upon the filing date of this Certificate of Amendment of this Certificate of Incorporation (the "Effective Date"), a one-for-four reverse stock split of the Corporation's Common Stock shall become effective, pursuant to which each four shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Date shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof upon the Effective Date and shall represent one share of Common Stock from and after the Effective Date. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors of the Corporation.

                The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 27,000,000 shares, consisting of 25,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 2,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock")."

                                                                      APPENDIX 1

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     WEST COAST ENTERTAINMENT CORPORATION

                1998 ANNUAL MEETING OF STOCKHOLDERS-JULY 1, 1998


         The undersigned hereby appoint(s) Ralph W. Standley III, Richard G. Kelly and John H. Chory as proxies to act without the other and with full power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of Common Stock of West Coast Entertainment Corporation (the "Company") standing in the name of the undersigned with all powers which the undersigned would possess if present at the 1998 Annual Meeting of Stockholders of the Company to be held on July 1, 1998, or any adjournment thereof.

         Attendance of the undersigned at the meeting and at any adjourned session thereof will not be deemed to revoke this Proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this Proxy is signed by the undersigned in every such capacity as well as individually.

         IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

      (Continued, and to be marked, dated and signed, on the other side)

                              FOLD AND DETACH HERE

                                                                    Please
                                                                    mark your
                                                                    votes as
                                                                    indicated
                                                                    in this
                                                                    example
                                                                      [X]

Item 1 - Election of Directors

Nominees: C. Stewart Forbes, Wesley F. Hoag, Ralph W. Standley III, T. Kyle Standley, M. Trent Standley


FOR all nominees       WITHHOLD AUTHORITY         WITHHELD FOR (Write that nominee's name
listed to the right    to vote for all nominees   in the space provided below)
(except as marked      listed to the right        _______________________________________
to the contrary)                                  _______________________________________
      [ ]                      [ ]


Item 2 - Approval of an amendment to the Company's Certificate of Incorporation to effect a four-into-one reverse split of the Company's Common Stock, $.01 par value per share, as described in the accompanying Proxy Statement.

         FOR   [ ]             AGAINST   [ ]             ABSTAIN   [ ]

Item 3 - -Ratification of Price Waterhouse LLP as independent auditors for the fiscal year ended January 31, 1999.

         FOR   [ ]             AGAINST   [ ]             ABSTAIN   [ ]




                                    _____________________________________
                                    Signature


                                    _____________________________________
                                    Signature


                                    _____________________________________
                                    Date:


NOTE: Please sign name as it appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.